U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                                              ----------------------------------
NOTIFICATION OF LATE FILING                            SEC FILE NUMBER

                                                           0-18146
                                              ----------------------------------
                (Check One):                  ----------------------------------
                                                        CUSIP NUMBER

                                                          24241G301
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[ ] Form 10-K and Form 10-KSB      [ ] Form 20-F      [ ] Form 11-K
[X] Form 10-Q and Form 10-QSB
      For Period Ended:   April 30, 2000
                        -----------------------

      [ ] Transition Report on Form 10-K
      [ ] Transition Report on Form 20-F
      [ ] Transition Report on Form 11-K
      [ ] Transition Report on Form 10-Q
      [ ] Transition Report on Form N-SAR
      [ ] Money Market Fund Rule 30b3-1 Filing
      For the Transition Period Ended:
                                       ------------------------

      Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

      Full Name of Registrant   Dean Witter Realty Income Partnership III, L.P.
                                ------------------------------------------------

      Address of Principal Executive Office (Street and Number)
                                2 World Trade Center
                                ----------------------------
                                ----------------------------
      City, State and Zip Code  New York, NY 10048
                                ----------------------------


PART II - RULES 12B-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a) [ ] The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

(b) [ ] The subject form will be filed on or before the fifteenth calendar day following the prescribed due date being _____________________________.

(c) [ ] The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

      The registrant believed it had filed the report in a timely manner, but in a recent review of its filing in the EDGAR database, it was not able to locate the report. The registrant is filing the report so that it appears in the EDGAR database and is available to investors.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Name:               Raymond E. Koch
                        -----------------------------------
     Telephone Number:   212-392-2974
                        -----------------------------------

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                     [X]  Yes       [ ]  No



(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                     [ ]  Yes       [X]  No

                                   SIGNATURES


      Pursuant to the requirements of Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, Dean Witter Realty Income Partnership III, L.P. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:   June 12, 2001                    By:     Dean Witter Realty Income
      --------------------------                 Properties III Inc.
                                                 Managing General Partner

                                         By:     /s/ Raymond E. Koch
                                                 -------------------------------
                                         Name:   Raymond E. Koch
                                         Title:  Principal Financial and
                                                 Accounting Officer